UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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THE PBSJ CORPORATION

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Thank you! To all of you who carefully studied the proxy statement and submitted questions regarding the proposals put forth by our corporate Board of Directors for the upcoming special shareholders meeting.

It is obvious that we have a number of engaged and concerned shareholders in our company. This is good news as it shows that we care and that we have an interest in the governance and the future of our corporation.

In total, we received over 430 questions, and we read each and every one. As you would expect, many addressed similar or like issues. Accordingly, rather than respond with a tedious and repetitive package of answers, we have grouped each common issue and provided a single response. We believe that we have addressed every concern that was posed to us. The questions and answers in the attached document should improve your understanding of the issues that we will be voting on in the coming weeks.

We would, however, like to address one issue that seemed consistent as we reviewed your questions: why are we really changing our By-laws; what’s next?

Simply put, we are transitioning from a professional practice approach to our business to a professional business approach to our practice. We are no longer the same firm we used to be, and our articles and our by-laws no longer match our current reality of public company governance or our future vision for The PBSJ Corporation.

We have evolved from a professional practice, with relatively simple governance requirements, to a large company with many employee investors. We are no longer a closely held company; and, thus, we are subject to the requirements of Securities Exchange Act of 1934. Our current articles and by-laws have served us well for many years, but they no longer fully support modern corporate governance of a publicly reported, publicly regulated company.

We are a large corporation that must meet ever increasing demands for capital, not only arising from the need to fund the future growth of our company to remain relevant in a boldly changing industry, but also driven by our need to continue to redeem shareholders leaving the firm or entering into retirement.

We respectfully request your support and ask your approval to elevate the governance of our corporation to provide flexibility for our current and future Directors to successfully govern to future capitalization and shareholder needs.

By the way, there is no… “What’s next!” driving these changes!

John Zumwalt

Responses to Shareholder Questions

November 3, 2007 Special Shareholder Meeting

(Published October 26, 2007)

GENERAL

Q:	The instructions on the Proxy indicate a “list of frequently asked questions” will be supplied with responses to shareholders. At the start of this process, we were advised that there would be workshops or other means to discuss the by-law changes and implications. As this did not occur, it is important that all individual questions be answered in the specific terms asked, with responses provided to all shareholders and not simply ‘compiled’ into general categories for response.

A:	We did state in the “Special Message From The PBSJ Corporation Board of Directors” that accompanied the June 2007 proxy statement that we would be providing additional back-up information and time for communications before the special shareholders meeting. It was not our intent to conduct company-wide workshops. As you all know, our firm takes pride in our belief in open and honest communications, however, we have to be mindful of the SEC rules governing shareholder communications, and we want to ensure that all shareholders receive the same information. Even if we conducted a large a number of events company-wide, it simply is not possible to meet with every shareholder, nor is it possible to assure that every shareholder would receive the same information. We have planned from the outset to conduct this question and answer exercise, which is intended to provide consistent information to all our shareholders

With respect to the request that we respond to each individual question, we have taken extra efforts to review all of the questions submitted, but to respond to each would have produced a very repetitive set of answers. We believe that we have summarized all of the questions submitted fairly and comprehensively below. Even so, you will still find a degree of overlap and repetition.

Q:	The explanations provided under the ten (10) proposal items as stated appear to: 1) reduce the voting power of existing shareholders, 2) increase the power or the Board to act without shareholder approval or concurrence, 3) increase the possibility of having a dilutive effect on the value per share of our stock, 4) possibly significantly impact the retirement planning/strategies of shareholders nearing retirement, 5) increase the degree of difficulty and cost for a shareholder to raise business matters at an annual meeting, and 6) restrict access to financial information from shareholders that is available to the directors. Little specific information is given explaining the benefits to existing shareholders for any of the ten (10) proposal items. With all due respect, with the information as provided, it is very difficult to see the benefits of the majority of these proposal items to any existing shareholder and why the items would be supported by the shareholders? Please explain in simple terms, by example, or by providing more detailed information the benefits that these proposed changes provide to the current shareholders. What is the motivation for the changes? What are the near-term objectives and long-term objectives? What are the near-term implications and long-term implications? Will any particular individual or group of individuals overly benefit or be negatively impacted? If so who and how?

A:	The Chairman’s introductory comments provide a general overview regarding the need and motivation to revise our governance documents. As you read and study the answers to all the questions below, many additional details will become clearer, together with the attendant implications. However, a few comments at this point may help set the stage to improve your understanding of the reasoning and the motivation behind our proposals. Here are the two most important issues we are attempting to address:

•

Match our governance documents with our current reality. We are now a publicly reported company. We have to do things in accordance with SEC requirements, and we also need to be in lock-step with all the things that are considered to be corporate governance best practices. Things such as: seating independent directors on our board; having all independent directors on our standing board committees; adopting a majority vote rule for directors; adopting rules and procedures for the control of shareholder meetings, and so forth. Some or all of the proposed changes may seem inappropriate, burdensome, or divergent from our traditional ways of conducting business. It is true that we are proposing a number of changes, but all of them are aimed at structuring The PBSJ Corporation’s governance to conform to contemporary best governance practices. Everything we have proposed originates from significant research into legal or regulatory governance requirements, together with research into best practice recommendations from industry pundits and a review of the governance practices of firms similar to ours. Our intent is to strengthen and position our firm for the evolution that must come as we continue to grow and diversify.

•

Provide capital for our firm. We need capital to support our growth; we need capital to redeem shares from retirees leaving the firm; and these needs will continue to increase as we grow and as we add more shareholders. This theme will appear several times as you study the questions and answers below. Our sources for capital historically have been: sale of stock; retained earnings; and short-term debt. The sober reality is that: (i) for a number of years, shareholders have been selling more stock than they are buying; (ii) retained earnings are insufficient to redeem shareholders and fund the growth we need to keep pace with our competitors; and (iii) and short-term debt can only be leveraged so far. So, where do we go to get the capital we need? If not from employee investors, then it must come from outside investors.

Part of the reasoning for creating different forms and classes of stock is to manage the redemption of shares from retiring employees. Many employees have worked long and hard for our company and invested heavily. Now that it is time for them to retire, we have an obligation to redeem their shares and also to keep the company moving forward and growing. Adding different forms and classes of stock gives the Board options to meet the needs of retiring employees without incurring a lot of debt. The other part of the reasoning for the additional forms and classes of stock is to raise capital externally. Authorizing the stock does not necessarily mean that we will use it; it just means that we will have the option should the need arise. It also does not mean that we will have to sell the firm; nor does it mean that we have to sell a controlling interest in the firm.

Q:	Are the ‘draft’ governance guidelines something that can be shared with all stockholders in advance of the Special Shareholders Meeting’?

A:	In corporate governance there is an order of precedence in the governing documents:

•	Articles of Incorporation & amendments

•	Bylaws & amendments

•	Plans required under the bylaws

•	Governance Guidelines

The articles and bylaws have to exist first; then the guidelines are written to explain how the company will govern under these instruments. This is not unlike the difference between a law passed by a governing body and regulations later written to implement that law. Since we are amending and restating the articles and the bylaws, the plan is to finalize the guidelines before the January annual meeting, after we know how the shareholders vote on the proposed amendments in the special meeting.

The Guidelines must be strictly compliant with and responsive to provisions of the approved Bylaws. Therefore, at this time, we are not in a position to release an accurate and complete draft of governance guidelines.

Q:	The PBS&J Employee Profit Sharing and Stock Ownership Plan and Trust holds 3,517,684 shares of stock. Are all of those shares owned by individuals or are some of them owned by the trust? If there are shares owned by the trust, are the trust shares counted in votes, and who decides how the shares vote?

A:	All shares held in the Trust are owned by individual shareholders. The total number of shares you own and vote INCLUDES the number of shares allocated to your account in the ESOP, and 401(k) if applicable. Therefore, YOU are voting your allocated shares in the ESOP and the 401(k) Trust.

Q:	What are the current voting privileges by type of stock and how would that change if the proposed changes are accepted?

A:	There are currently 15,000,000 shares of authorized common stock. Of this amount, 6,865,419 are sold and outstanding. There are no other forms of stock, although some of the outstanding common stock was issued with restrictions; thus it is termed “Restricted Stock” until all the attendant terms and conditions are met. All existing outstanding shares are assigned one voting right per share. Under the proposed changes, the existing 15,000,000 shares (inclusive of all outstanding shares) would be converted to Class A and retain existing voting rights, but a new class of up to 5,000,000 shares of non-voting Class B common stock would also be authorized. In addition, the board of directors would have the right to designate one or more series of preferred stock and determine whether or not each such series has any voting rights. There are, however, no current plans for preferred stock to be granted voting rights.

Q:	Why have we not heard of plans to amend the Articles of Incorporation and Bylaws before?

A:	A number of shareholders have expressed concern that they were not aware of our plans to amend our Articles and Bylaws. Let us say that there has been no intentional effort to hide these activities from anyone. Our Governance Committee, which includes five employees at large plus two directors, has been working on modernizing all aspects of our corporate governance for nearly a year. A tremendous amount of research, task force evaluations, and legal reviews has taken place over this time period. Plans to amend our governance documents were disclosed on a number of occasions: John Zumwalt made this announcement during the Shareholder’s Briefing in January 2006 and again during the Shareholder’s Meeting in June 2007. In the proxy statement for June 2007 annual meeting we included a document entitled “Special Message From The PBSJ Corporation Board of Directors” in which we specifically addressed our plans to bring proposals before the shareholders at a special meeting, as was also done in May of this year, when Todd Kenner reported in a company-wide e-mail communication to all employees that we were planning a special shareholder meeting in the fall for the express purpose of amending our Bylaws.

Q:	Why is the process to approve the Articles of Incorporation and the Bylaws being done so quickly? Why didn’t we have more time to review the proposals and ask questions?

A:	The reason for the special shareholder meeting and the timing is that we still have much more important work to do to complete our governance framework, including the adoption of Governance Guidelines and a new Stock Ownership Plan, both of which require the Articles and the Bylaws to be in place first. From a procedural standpoint, we could have prepared all these documents and presented them at the normal January shareholder’s meeting, but we felt that this would be too much information at one time. Moreover, if we had taken this route and one or more amendments to the Bylaws or Articles failed to pass in January, we would then face the need to pull the other documents from consideration, make revisions consistent with the approved Bylaws and Articles, and then possibly conduct a special shareholder meeting in the spring.

We also felt, in light of the circumstances we have encountered over the last two years, that it is important for us to move forward as diligently and as responsibly as possible to modernize our corporate governance and to prepare for the implementation of our new strategic plan. Superimposed on all this is another very important reality: today we are in a completely different regulatory environment. The SEC has very strict rules regarding communication with shareholders on any matter having to do with a vote by the shareholders. Any information provided to one shareholder must be shared with all shareholders to avoid the appearance of inappropriate influence on the vote. The actions we have taken have been in accordance with the SEC regulations governing notice and communications with shareholders. We have taken the extra step (not required by the SEC) of adding a question and answer period to the process to permit shareholders the opportunity to ask questions and to become better educated on the proposals being put forward.

Q:	Very few stockholders will be able to attend the special meeting in person. Why was it planned that way?

A:	Please refer to the answer immediately above regarding the reasoning and timing for the special shareholder meeting. We recognize that it will not be possible for a large number of shareholders to attend the meeting. That is why we have taken the extra, and unusual, step of providing teleconference hook-ups to allow anyone who wants to listen to the meeting.

Q:	Why won’t the firm release complete copies of our current bylaws and Articles of Incorporation? Will the firm release complete copies of both documents so that shareholders can see the existing and proposed texts?

A:	Complete copies of the proposed bylaws and articles, together with complete copies of existing bylaws and articles showing all proposed changes, are included in the appendices to the proxy. We are currently developing a governance page on our intranet that will house all our governance documents for employees and shareholders to view. We plan to have this up and running in the next few months.

Q:	Why is September 28, 2007 used as the record date instead of September 30, 2007, which is the end of the fiscal year?

A:

September 28th was selected as the record date because it was the last working day in the month of September. The fact that September 30th is the end of our fiscal year had no bearing on establishing the record date.

Q:	Who controls the votes of The PBS&J Employee Profit Sharing and Stock Ownership Plan and Trust? How are shares in the Trust voted, and how do the shares count with respect to establishing a quorum? How can the shareholders affect the outcome of the ESOP vote?

A:	Each share in the Trust is voted in accordance with the direction provided by the shareholder on his or her proxy ballot. The shares are not voted as a block, as is the practice in some companies. Similarly, only those shares for which proxies are cast are used in establishing a quorum.

Q:	How are directors of the ESOP Trust Board elected?

A:	The PBSJ Corporation is the Plan Sponsor of the ESOP and Trust. As such it has identified a group of five (5) employees with the knowledge and skills to assist the Board in administering the ESOP and Trust. These five people have been appointed by the Board and are known as the Advisory Council. The Board is assisted in administering the plan by Charles Schwab.

Q:	What changes, if any, will occur to the shares held within the 401(k) accounts and those that were bought by non-associates/non-officer/non-directors during the previous 3 stock-offering windows?

A:	No changes will occur to stock held within 401(k) accounts as a result of the proposed changes to our stock structure. Any shares currently held by any shareholder will be converted to Class A voting stock. Nothing changes with respect to value or voting rights for stock already owned.

Q:	Is the firm considering becoming a publicly traded firm?

A:	There are no current plans to become a publicly traded firm.

Q:	Would the combination of Proposals No. 6 and No 9 of these amendments allow for a majority of Independent (non-employee) Directors to modify the by-laws and sell the firm without consent of the shareholders?

A:	No. Florida law requires that a decision to sell the firm would have to be placed before the shareholders.

Q:	Is the re-structuring of our stock meant to get the ball rolling towards becoming a public company? Is this re-structuring of our stock meant to match our stock structure to that of another company to make it easier to be bought?

A:	No. The whole purpose of re-structuring our stock is to provide additional capitalization and stock management options commonly used by many corporations.

Q:	If no proxy is submitted by the shareholder it is counted as a vote “For” the proposed amendment. Is this correct?

A:	If a proxy card IS NOT SIGNED AND RETURNED those shares will not be voted and with respect to Proposal 7 will have the same effect as a vote AGAINST such proposal. If the proxy card is signed and returned and marked abstention then the vote will have the same effect as a vote AGAINST the proposal. If a proxy card is signed and returned and nothing is marked those shares will be voted FOR the proposals.

Q:	Given our history on financial misappropriations, can we clarify in our bylaws or in our Governing Standards that it is our desire to NOT have our CFO on the Board of Directors?

A:	Being a CFO does not necessarily mean that a person is not qualified to serve as a director. It is our belief that directors should be chosen to fit the business and strategic needs of the company, regardless of their functional responsibility in the company. We believe that it is more important to have appropriate financial and business controls in place to prevent and identify inappropriate or illegal activity.

Proposals No. 1 & No. 2

Q:	What is the purpose of creating two classes of common stock (Class A and B) and preferred stock? Under what circumstances would they be issued?

A:	The purpose of adding the different common stock classes and the preferred stock is to provide additional options for the Board to consider for capitalizing the firm. As the company continues to grow, the capital needs will become significant. That capital is needed not only to fund growth, but also to redeem stock from shareholders who retire or leave the company. Historically, we have funded stock redemptions and growth out of additional stock sales, retained earnings, and short-term debt (line of credit). In recent years, however, stock redemptions have out-paced stock sales; in some cases by significant amounts. This trend is expected to continue in the near-term, because approximately fifty percent of the outstanding shares are owned by about fifty shareholders, and many of these shareholders will be considering retirement over the next five years.

Adding different forms and classes of stock provides the Board flexibility that does not currently exist to manage the capitalization of the firm. One example might include offering future retirees a multi-year redemption plan in which Class A stock is converted to Class B (non-voting) stock or into preferred stock which pays dividends rather than redeeming the shares with an interest bearing note. This prevents the company from having to divert huge sums of capital in one year. The other rationale for this example is that it provides a mechanism to redeem large quantities of shares over time without allowing controlling interest in the firm to be held by retirees retaining stock as part of a redemption plan.

Another example, should it be determined that external investment is needed to capitalize the firm, would be to sell non-voting stock (Class B common or Preferred) so the voting control of the company remains with employee shareholders. Using stock as a tool to raise capital from outside investors does not mean that we relinquish control of the firm; nor do we have to cease being an employee owned firm.

Q:	Would Class B stock ever be used to replace a retiring shareholders’ Class A stock, thereby avoiding having to redeem voting shares?

A:	See answer to question above.

Q:	Assuming the intent of this issuance is to generate capital, why do we not simply go to the bank? Historic returns on our stock were 15 - 20% which many shareholders expect to get back to. Aren’t there less expensive means to raise capital?

A:	The Company always has the option of borrowing capital. We do this frequently. Authorizing additional capital stock does not mean that we are ignoring this option. Similarly, authorizing the additional stock does not mean that it must be sold. However, unless it is authorized, the option does not exist. And, the only way to secure the authorization is through an amendment to our articles, which is a lengthy, costly, and complex exercise.

Q:	Why are the privileges associated with our current (or proposed Class A) stock insufficient for all share holders? The employees who have chosen to invest in and capitalize the firm should enjoy the same privileges as “preferred” stockholders.

A:

Having different classes of stock does not mean that we have different classes of shareholders. The fact that the proposed Class A stock would have voting rights while the proposed Class B would not evidences our desire for employee owners to enjoy a significant benefit over retired shareholders or external investors. Any Preferred stock would have one or more different characteristics from the Class A common stock, depending on the purpose for issuing such stock as described above.

Q:	Give specific examples of how and under what conditions the company would issue class B or preferred stock to a retiring employee rather than buying back shares and allowing the retiring employee to quickly convert his shares to retirement plan type investments.

A:	The answer lies in the availability of capital. In an employee owned firm the company is obligated to redeem 100% of the outstanding shares all the time. In our case the ESOP offers another option, but the money still comes from the company. When the company has sufficient capital to redeem a retiree’s stock, it can do so when the shares are tendered. When the company does not have the capital, it must either borrow the money or defer the redemption. As we noted above, redemptions have outpaced sales in recent years. This means that the shareholders are not currently buying enough stock to redeem tendered shares or to capitalize the growth of the company. Under this scenario, converting Class A to Class B or Preferred stock is simply another option the Board can consider.

Q:	How does the issuance of different forms and classes of stock change the ability of the board to make decisions that may affect stockholders?

A:	In addition to the responses above, one of the Board’s most important responsibilities is to assure that the corporation is financially sound and that it has sufficient capital to support healthy and stable growth. The decisions made by the Board in this regard have direct impacts on the value of the firm and the attendant effects to shareholders.

Q:	How will it be determined who will receive Class A or Preferred shares?

A:	All forms and classes of stock will be issued by the Board of Directors in accordance with the provisions of a Stock Ownership Plan, which will be prepared and placed before the shareholders at our normal annual shareholders meeting in January.

Q:	Will there be a dividend paid on the Class A or Preferred stock?

A:	It is anticipated that the Stock Ownership Plan will allow the Board of Directors the option to pay dividends on Class A and Class B and/or Preferred shares if and when it supports the strategic financing needs of the company.

Q:	Is there any existing preferred stock at the time of this announcement?

A:	No.

Q:	Will preferred shares be convertible to common stock?

A:	This will be determined during the development of the Stock Ownership Plan, but it is anticipated that this option will be preserved.

Q:	How would the Class B common stock be used to affect a stock split?

A:	In the event the Board wanted to effect a stock split, the split could be effected by declaring a stock dividend using either the voting Class A common stock or the non-voting Class.

Q:	Are there any plans to offer any form of capital stock to outside investors?

A:	There are presently no plans to sell stock outside the company. However, in the event that external capital is ever needed, non-voting common or preferred stock provide vehicles to do so without relinquishing control of the company to external investors.

Q:	Can you confirm that the Preferred Stock vehicle is strictly envisioned as a mechanism for obtaining capital by avoiding the bond market or other more expensive capital options? Please clarify whether there are any plans to issue this class of stock, or what events would trigger issuance of preferred stock in the foreseeable future.

A:	Preferred stock is simply another tool to raise and/or manage capital. We have no plans to enter the bond market. We will develop our Stock Ownership Plan before any of the new forms of stock are issued.

Q:	How will the issuance of non-voting shares raise equity capital if shares cannot be owned by non-employees?

A:	Again, we are building flexibility into our corporate governance to assure that we will always have the ability to capitalize our company. We have had a negative flow of capital (excess stock redemptions over sales) for a number of years. All indications are that this trend is not reversing. We have to be realistic and recognize that, if employee investments do not meet our capitalization needs, then we will have to look to outside investment, and we will have to consider allowing outside investors to own stock.

Q:	Preferred stock, etc. is often associated with publicly owned companies, outside investors, etc. Does the company plan to sell or give stock to outside investors, capital venture firms, etc.? If so, why? If so, will preferred stock owners have more “voting powers” than non-preferred stock owners?

A:	This question is similar to those above. It is important to note that, while many publicly traded companies offer preferred stock, it is not uncommon for closely held firms to also deploy preferred stock. As a point of interest, a very early version of the Post, Buckley, Schuh & Jernigan, Inc. Articles of Incorporation authorized preferred stock, but the authorization was eliminated at some point in our history.

Q:	What is the difference between Class A and Class B common stock?

A:	It is common practice for companies to offer varying classes of stock. The difference lies in the rights and characteristics assigned to the classes; e.g., voting rights, dividend payments, etc. The primary benefit stems from the ability to control voting rights. This makes it possible to have large blocks of stock outstanding, but to maintain control of the company by the holders of one class. In our case, it may be required to use redemption agreements with retiring shareholders who would hold large blocks of stock after retiring from the company. If we were to attempt this under our current stock structure, it is conceivable that the controlling interest in the company could shift from the employees to the retired employees whose personal interests might not coincide with the best interests of the current and future employee shareholders. The same is true, should we ever need outside equity to capitalize the firm. Breaking the common stock into voting and non-voting classes provides us the flexibility to accept outside investment without jeopardizing control of the firm.

Q:	What is the difference between common stock and preferred stock?

A:	Preferred stock provides the holders of the shares various benefits over common stock holders; i.e., it has “preference” over common stock. Examples might include: a priority on any dividends offered; a priority on the business’s assets upon liquidation; the right to convert to common stock based on a prescribed formula; etc. Having it authorized simply provides the Board another tool to capitalize the company. As currently envisioned, preferred stock could possibly be used as part of redemption plans for large-block shareholders, or it may be considered for raising capital from outside investors.

Q:	How is our stock currently classified?

A:	All capital stock currently authorized and outstanding is classified as “common” stock.

Q:	What is the significance of reclassifying 15 million shares of common stock to Class A common?

A:	Fifteen million corresponds to the number of common shares currently authorized.

Q:	What type of stock will be issued under the ESOP?

A:	Class A common.

Q:	Will the three types of stock increase or decrease the value of the current shareholders stock? Won’t this just dilute the value of the current stock?

A:	Simply authorizing shares of stock does not effect the value of the outstanding stock. Only when shares are issued do they factor into the per share valuation.

Q:	What assurances will the board offer to current stockholders that the possible issuance of additional shares of either class of common stock or of preferred stock, will not devalue existing shares? What would be the per share impact if all the additional shares were issued?

A:	No board of directors of any firm can ever guarantee that its capitalization activities will result in a positive return for an investor. However, authorizing new forms and classes of stock does not necessarily have a dilutive effect. For the most part, common stock and preferred stock are either: (i) sold; or (ii) converted from one class to another based upon predetermined circumstances.

When stock is sold, the company receives cash or some other asset. Cash is an asset; returns on investments are assets. As long as the assets keep growing in proper proportion to the liabilities, shareholder equity remains healthy, and there is no loss of stock value. Every Board has a responsibility to use its capital wisely; thus improving and growing the company to increase shareholder equity.

When converting one form of stock into another there is always a possibility of dilution, but dilution does not happen in every instance. It is simply a tool to manage the company’s capital. If, for example, a share of Class A is converted to a share of Class B, the Class A share is returned to the company treasury, and the Class B is changed from authorized/unissued to an issued share.

In the first paragraph above, we used the statement “for the most part.” There are a few stock transactions that firms commonly use that can result in a dilution of share value. One involves issuance of restricted stock, which is common stock to which certain restrictions are attached. If restricted stock is given to a shareholder as an incentive or for some other purpose, the company receives no cash, and the per share value decreases to account for the fact that there are more shares outstanding. However, because the number of restricted shares is typically small compared to the number of shares outstanding, any attendant dilution is normally negligible.

Q:	What method will be used to determine the value of the three types of stock?

A:	Our stock value is determined by independent appraisal. The use of an independent appraiser is required by the ESOP and ERISA laws. The appraiser(s) would value the whole firm and then attach a value to the classes of outstanding stock. Many of the details of this will be defined in our Stock Ownership Plan, which will be subject to shareholder approval in January.

Q:	Could the preferred stock have greater voting power than common stock?

A:	While the Board of Directors currently does not intend to designate preferred stock with any voting rights or rights with greater voting power that the common stock, the Board would be able to determine the voting rights, if any, of the preferred stock. For instance, a series of preferred stock may be designated as non-voting, have voting power only in certain circumstances, or vote with the common stock as one class.

Q:	As proposed, the Board can assign any rights or privileges to Preferred stock, presumably this could include greater rights than afforded the Common Stock (which we all own); why is this necessary? What preferences and special rights could be assigned to the preferred stock?

A:	Preferred stock derives its name from the fact that preferences are assigned to it. A typical example is that holders of preferred stock take precedence over common stock should the company ever be liquidated.

Q:	Why should the characteristics of preferred stock be determined solely by the Board? Shouldn’t something this critical be subject to a vote of shareholders?

A:	Because we have a large number of shareholders and are a publicly reporting company, the process to obtain shareholder approval can be lengthy and expensive and is structured to provide a yes or no answer. At a time when it is appropriate for the company to structure a series of preferred stock either in connection with the redemption of Class A common stock from retiring employees or in order to raise capital, the board of directors is in a better position to weigh the various factors and determine the rights and preferences of a series of preferred stock in an expeditious manner.

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Proposal # 3

No questions posed.

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Proposal #4

Q:	This proposal will require that a shareholder have significant legal assistance and expend a considerable sum of money in order to raise a business matter at an annual meeting. It will insure that shareholders will not raise matters at annual meetings. Why does the Board think this change is necessary?

A:	The primary purpose of this section is to provide a means for one or more shareholders to bring before other shareholders issues not necessarily recommended by the Board. Our current bylaws do not specify a manner to bring these proposals. SEC requirements dictate the procedures and protocols for presenting proposals to shareholders. Moreover, not only must the information submitted to shareholders meet the procedural requirements of the SEC, it must be distributed to all shareholders. Informal, casual, or spontaneous proposals are not allowed.

Q:	In Proposal number 4, the ability of a shareholder or shareholders to bring up an issue is limited to annual meetings. Wouldn’t it be appropriate for this also to be permitted at specially called meetings?

A:	The changes to Section 1 of Article II are proposed because our Bylaws have never contained any language specifying the procedures for shareholders to introduce proposals at annual meetings. Good governance practices require that such specificity be included in the Bylaws, and similar language is commonly found in other companies’ bylaws. The rationale for this is quite simple and stems from the principle of fairness to all shareholders. More specifically, proposals need be introduced in a timely and prescribed manner so that they can be distributed to all shareholders well in advance of the meeting.

Also, the proposed changes to Section 1 of Article II do not prohibit shareholders from presenting proposals for consideration at special meetings. Our Bylaws have always allowed for shareholders to do this and the proposed revisions to Section 2 of Article II (part of Proposal 5) allow for such proposals.

Q:	Article II, paragraph 3 of the Amended and Restated By-Laws is difficult to follow; thus, in simple terms, please answer the following: once the date of an annual stockholder’s meeting is announced, will this provision allow adequate time for a shareholder to bring up an article of business at said announced meeting, assuming other provisions are met?

A:	Article II, paragraph 3 specifies that a shareholder’s notice must be delivered not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the company first mailed its proxy materials for the preceding year’s annual meeting. This means that, if the prior year’s proxy materials were mailed in December, then this coming year the shareholder would subtract 60 and 90 days from the date of last year’s mailing to determine the window for submitting a proposal. If, however, the meeting date is moved by more than 30 days from the anniversary of the prior year’s annual meeting, we will be required to announce the revised date and shareholders will have no less than 10 days following such announcement to submit proposals.

Q:	Is it necessary for the language about the timing of a shareholder’s notice to be so complicated? Is there a way to present this in a more straightforward manner? Is there a way to notify shareholders what the “first anniversary date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders” actually is?

A:	It was not our intent to make it complicated. In this case, we adopted language commonly used in other companies’ by-laws. Please refer to the previous question/ answer above. To determine the window you subtract 60 and 90 days from the date the proxy was mailed the previous year. When our Governance web page becomes active, you will find links to previous proxy documents to confirm the dates they were mailed. Also, our proxy statement will list the deadline for proposals for the following year.

Q:	Proposal 4 states “However, due to the level of detail that a shareholder must provide in order to raise a business matter at an annual meeting, shareholders may be discouraged from raising business concerns at an annual meeting.” This does not seem to be the direction that I think the company should be heading. It should be more willing to entertain shareholder input.

A:	The intent is not to discourage shareholders from raising business matters at annual meetings. The intent is to assure that matters brought before the shareholders are meaningful, purposeful, and applicable to the interests of the shareholders. Shareholder “input” is not the same as a shareholder “proposal,” which is the defined nature of business brought before shareholders at shareholder meetings. Shareholder input is valued by the Board. The ability of shareholders to be able to communicate with directors is considered a best governance practice, and our Governance Webpage (under construction) will have provisions and instructions for shareholders to communicate with directors.

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Proposal No. 5

Q:	Proposal 5 states “Requiring that all actions by shareholders be taken at a meeting instead of by written consent, as was previously allowed;” Does this mean that shareholders not in physical attendance at a meeting do not get to vote on an action and that proxies aren’t allowed?

A:	No. The purpose of the proxy vote is to determine the shareholder’s direction with respect to the casting of votes regardless of whether or not the shareholder is present at the meeting. The purpose of amending Section 10 to Article II is to require that all proposals be addressed at a meeting instead of a consent signed by some shareholders not in connection with a meeting, which is currently allowed.

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Proposal No. 6

Q:	What is the process for the nomination of directors?

A:	The PBSJ Corporation Board of Directors maintains the ultimate authority in all matters pertaining to the appropriateness and qualification for all candidates for Board positions. This includes not only the Corporation Board, but also the subsidiary boards as well. While the Board has delegated certain responsibilities for identifying and vetting candidates for Board seats to the Nominating Committee, the Board is responsible for identifying the Board seats open for candidate selection and for developing and presenting a slate of candidate(s) to the shareholders. Similarly, through an annual self-evaluation process, the Board is solely responsible for determining if a seated director should be disqualified from re-nomination due to poor performance, conflict of interest, or other reasons. When vacant seats are identified by the Board, the Nominating Committee assists in identifying candidates, reviewing qualifications, and recommending individuals for a slate of candidates to the Board.

The Board, and/or its Nominating committee, is free to use a variety of sources to identify potential director candidates. Options include:

•	Recommendations by current and former directors

•	Recommendations by executive management

•	Recommendations by shareholders

•	Individuals offering to serve

In the case of Independent Directors, candidates may also be identified through third-party sources such as search firms or from resumes supplied by organizations such as the National Association of Corporate Directors.

Shareholders are free to communicate names of potential candidates to the Nominating Committee during the nominating process. The Nominating Committee will consider all good-faith candidates in the evaluation process. However, any recommendation to include the candidate on the slate rests solely with the Nominating Committee. The ultimate decision to place the candidate into nomination rests solely with the Board of Directors.

In addition, we should also point out that shareholders have the right to propose a candidate through a shareholder proposal.

Prior to the June 2007 election of directors, the Nominating Committee was a sub-committee to the Governance Committee, and it included “at large” employee representation. Since the June annual meeting, it has been determined that the Nominating Committee should consist of all independent directors in order to satisfy SEC recommendations, and the Nominating Committee has since been made a standing Board committee. It is envisioned, however, that an advisory sub-committee will be created for future elections and that this sub-committee will include employees of the firm, as was done in the past.

Q:	Article III, Section 10. Please further clarify why the audit, compensation, and nomination committees are to consist solely of external Directors. It seems a balance between internal and external perspectives is more appropriate. Of particular concern is the nomination of Board members driven solely by External Directors. Proposal 6 mentions that an employee advisory committee is envisioned, but no mention is made in the actual bylaws.

A:	Best governance practices dictate that the Audit, Compensation, and Nomination Committees consist solely of independent directors, and SEC rules require additional explanation if this is not the case. Since an advisory committee is not a standing committee of the Board, such committees are not addressed within the Bylaws. This is a “good governance” issue, however, and it will be addressed in the Governance Guidelines which will be completed before the annual meeting in January.

Q:	This proposal calls for the minimum number of Directors to be increased to seven with no less than three independent directors. Yet, it further states that there will be three standing board committees; audit, compensation and nominating, each of which shall consist of at least two directors who shall all be independent directors…. With only three independent directors, does this mean that each independent director will serve on multiple committees or is the intent to pave the way to add more independent directors?

A:	Because we only have three independent directors, they serve on multiple committees. As noted above, the SEC prefers that the Audit, Compensation, and Nominating committees consist only of independent directors. If it seems odd that we have so few independent directors serving on so many committees, it is because we are not publicly traded, and we are not required to have a majority of independent directors. Many firms have boards composed completely of independent directors, and their committees are composed of different directors. Other firms do require their independent directors to serve on more than one committee.

Q:	Proposal #6 indicates that a nominating advisory committee will be created to allow a means for shareholders to provide input into the director nominating process. Why is this not specified in the bylaws?

A:	It is intended that a nominating advisory committee be created that will include “at large” employees to assist the Board’s Nominating Committee in identifying executive director nominees. Since this will not be a standing committee of the Board, it is more appropriately addressed in the company’s Governance Guidelines, which will be completed after the Articles of Incorporation and the Bylaws are amended.

Q:	The proposed amendments will allow for a majority of non full time employees (i.e. independent persons) to serve as Directors; as an employee owned firm, why would we ever want the control of the firm to reside with outsiders or non-employees?

A:	Seating a majority of independent directors on corporation boards has been embraced in the United States as a best governance practice. The reasoning is simple: good governance is accountable governance, and independence is the foundation of accountability. Directors need to be free to challenge management without fear of retribution. Except for the CEO, any other executive board member is usually sitting in the board room with his or her supervisor. Moreover, without independent directors the CEO really does not have a supervisor. Having a Board completely comprised of executive directors does not create an environment for open dialog and debate, especially on difficult and contentious issues. Independent directors answer to no one except the shareholders, and they have a responsibility to assure that decisions are made in the best interests of the shareholders.

Q:	Can we clarify in our Governing Standards that it is desired to have more than one candidate for director positions to give shareholders a real opportunity on choice of leadership?

A:	Our research into good governance practices has led us to conclude that placing more candidates on the ballot than there are seats for directors is not a wise practice. It requires plurality vote counting system instead of a majority vote. In a plurality vote the candidates are seated in order of their vote tallies until there are no longer any seats. For example, if there are ten seats and twelve candidates, only the ten with the highest vote tallies win a seat, and it is quite possible that one or more of these seats could be won without receiving a majority of the votes. We have always practiced the majority vote system. That way, we are assured that every director on the Board is there because a majority of the voting shareholders believes that he or she should be on the Board.

Another argument disfavoring multiple candidates for the same seat is that it can create an election campaign environment within the company, and we see this as a potentially disruptive departure from our business activities.

Unlike many companies, our directors serve only until the next election, which under normal circumstance is only one year. At that time all are subjected to a vote by the shareholders and can be removed from the Board if the shareholders do not feel they are being properly served.

Q:	Explain the rationale for each committee of the Board consisting of two or more directors and the Audit, Compensation, and Nominating Committees consisting solely of Independent Directors.

A:	Florida law requires that board committees consist of at least two directors. The Board may create any committee or committees it deems appropriate to assist in the governance of the corporation, and the committees may consist of either Executive and/or Independent Directors; the exception being the Audit, Compensation, and Nominating Committees, which in accordance with corporate governance best practices, must consist completely of Independent Directors. In addition, the Board can create advisory committees that may include employees of the firm. Such advisory committees may not, however, act on behalf of the Board.

Q:	What happens if one or more of the Independent Directors on a standing Committee become incapacitated?

A:	One of the reasons we have increased the minimum Board composition from five to seven members and added three independent directors is to address this possibility. All standing committees have three Independent Directors. In the event one should become incapacitated and unable to serve, we will still conform to Florida law. In the unlikely event that two become incapacitated at the same time, the Board has the authority to appoint new directors, which would remedy the problem in short order.

Q:	Proposal No. 6 addresses the “long-term” disability of a director. What about a temporary or “short-term” disability that may affect critical decisions? Shouldn’t there be something to address this potential circumstance?

A:	Each or our directors serves at the pleasure of the shareholders until the next succeeding annual meeting at which the directors must be reaffirmed by shareholder vote. Under normal circumstances, this is a period of only one year. Some companies elect directors to much longer terms, which might create a concern over short-term disability of a director. However, with our annual election schedule for directors, we do not feel that there is any need to address short-term disability which is usually defined as 90 days or less.

Q:	In Proposal No. 6, the officers are described. Is there a reason that some of these are missing, such as President, Chief Operating Officer, Associate Vice President, etc.?

A:	The purpose of Article IV is to: (i) establish the standing officers of The PBSJ Corporation; (ii) to grant the Board the authority to designate other officers from time-to-time; and (iii) to establish the precedence for officers to assume the position of CEO in the event the CEO is unable or refuses to act. Certain functional titles, such as Chief Operating Officer, are not officers of the Corporation. Associate Vice Presidents, while already designated as officers of the firm, were not specifically identified for purposes of assuming the role of CEO.

Q:	Proposal 6 states “Specifying that the board may require us to reimburse directors for their reasonable and necessary expenses in connection with attendance at board meetings;” Does this include first class air fare, 5 star dining and meetings in Europe? What defines reasonable?

A:	When all our board seats were occupied by executive directors there was no need to address travel reimbursements. As employees of the firm, executive directors fall under our established expense reimbursement practices. Now that we have independent directors, we need to provide assurances that they will also be properly reimbursed for their time and expenses. The intent is that independent directors will be reimbursed using the same standards for reasonableness as is applied to our executive directors.

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Proposal No. 7

Q:	Proposal #7 mentions stock options. Are we proposing to allow stock options as incentives?

A:	Following the adoption of the proposed amendments, we will be developing a Stock Ownership Plan. It is our intention to make that plan as flexible and adaptable as possible to meet current and future business needs. Stock options will be considered as part of that plan. There are no definitive plans to offer stock options at this time.

Q:	This amendment allows the board to revise Article VIII regarding stock issuance, sale, and redemption without approval of the stockholders. Why is this needed?

A:	The purpose of this provision is to allow the Board to make decisions (i) on ownership of stock based on the needs of the corporation in accordance with the Stock Ownership Plan to be approved by the shareholders; (ii) capitalization needs of the corporation; and (iii) enter into redemption agreements with retiring shareholders according to the Stock Ownership Plan and these bylaws without having to bring each item to the shareholders for approval. Some decisions may need to be made without waiting for the next shareholders’ meeting.

Q:	This amendment references the following documents: Stock Ownership Plan and the ESOP plan – we request a copy of those documents prior to the vote on this amendment.

A:	The Stock Ownership Plan cannot be drafted until the Board knows which amendments to the articles of incorporation and bylaws are approved by the shareholders, for example, whether there will be Class B common stock and/or preferred stock. The ESOP Plan is, and has been for several years, available on the company e-net under “Systems,” Trust/401-K. You can find the entire Plan as well as a summary plan description.

Q:	Will shareholders be able to vote on revisions to the Stock Ownership Plan and the ESOP plan? If not, who will make decisions on revisions?

A:	The Stock Ownership Plan will be presented to the shareholders for approval in January. Thereafter, the Board will be in a position to amend the plan. The ESOP plan already exists and is amended from time to time by the Plan Sponsor, which is the Corporation Board.

Q:	Revised Article VIII, Section 1(d) allows the board to adopt policies and plans for the issuance of Preferred Stock and Stock Options including, but not limited to the provisions of the Stock Ownership Plan. Will the stockholders be notified of these policies and plans or be allowed to vote on them?

A:	See answer to question immediately above.

Q:	If common stock B and preferred stock are added to our portfolio, and as shares of stock are then redeemed, would there be an order of priority to redemption?

A:	The Class A and Class B would have the same rights, while the preferred stock would be on a case by case basis and may have specific redemption provisions.

Q:	Do buy-out agreements apply to stock owned in the 401K plan?

A:	No. Redemption plans pertain to stock held outright.

Q:	There appears to be no differentiation between retiring and terminating employees relating to long term stock redemption agreements where these two classes of employees are quite different in their needs relating to stock redemption, timing of redemption and length of redemption agreements. Should not the two classes be addressed separately in the bylaws?

A:	Bylaws address the mechanisms for stock redemption. Bylaws do not differentiate between terminating and retiring employees. Long-term redemption agreements are negotiated when it is determined by the Board to be in the best interests of the company and their terms would be governed by the terms of the Stock Ownership Plan.

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Proposal No. 8

No questions posed.

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Proposal No. 9

Q:	“Bylaws, Article X, Section 4, (ii) is of particular concern. Although I respect and trust the existing Board and External Directors, this provision seems to set up a very dangerous condition that future Boards could change the Bylaws without stockholder involvement or concurrence. Please further describe the protections and limitations on this provision and the disclosure/reporting/noticing that would be required if this provision was enacted as is.”

A:	Although the proposed amendment would give the Board of Directors the authority to amend or repeal the Bylaws, or any of them, and adopt new Bylaws, the shareholders of the Corporation would also retain the rights to amend or repeal the Bylaws, or adopt new Bylaws. Florida law would prevent the Board of Directors from adopting, amending, or repealing a Bylaw that establishes a greater quorum or voting requirement for the shareholders than is required by Florida law. Florida law would also prohibit the Board of Directors from amending or repealing a Bylaw adopted by the shareholders that establishes a greater quorum or voting requirement for the Board of Directors than the minimum required by Florida law.

In addition, as a reporting company under the Securities Exchange Act of 1934, as amended, we are subject to filing requirements in the event we amend our bylaws without disclosing the proposal in a proxy statement or information statement filed with the SEC. In that circumstance, we would be required to file with the SEC within four business days of the amendment a Current Report on Form 8-K that states the effective date of the amendment, and a description of the provision adopted or changed by amendment and, if applicable, the previous provision.

Regardless of the provisions of the Bylaws, Florida law provides that the shareholders of the Corporation retain the exclusive rights to approve substantive amendments to the Corporation’s Articles of Incorporation, plans of merger or share exchanges, and the sale of all or substantially all of its assets other than in the regular course of business, as well as the exclusive rights to remove directors from the Board of Directors. Florida law and our bylaws, as amended, provide shareholders who own at least 10% of our outstanding voting stock with the non-exclusive right to call special meetings of the shareholders to conduct the business of the Corporation.

Q:	As an employee owned firm, the shareholders have always had the opportunity to vote on bylaws; why now are you proposing to take this opportunity away (i.e. allowing the Directors to vote changes without shareholder voting)? Why would an existing shareholder in any company vote to agree to have their rights and obligations as a shareholder reduced? How would this benefit an existing shareholder?

A:	As described in the answer to the preceding question, there are certain bylaw and articles of incorporation matters that, by law, must be presented to shareholders for amendments. Proposal No. 9 is intended to give the Board the flexibility to address the other issues that may come forward from time to time in a timely and efficient manner.

Q:	Proposal number 9 allows for bylaws modifications to be brought up in special meetings. Please provide clarification on whether another issue could be brought up by a shareholder in a special meeting that was called for other reasons, such as bylaw revisions.

A:	The proposed procedures for bringing matters before shareholders in a special meeting are provided in Article II. They are quite specific and limit matters to only such business that is “properly brought before the meeting.” The purpose of this requirement is to assure not only that matters are proper and appropriate, but also that information is distributed to all shareholders in advance of the meeting.

Q:	Are there reasons other than “expediency” that there is a proposal to eliminate shareholder votes on future changes to the bylaws?

A:	Yes, expediency, and efficiency of governance in all those issues not mandated by law to be placed before the shareholders.

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Proposal No. 10

Q:	Why is there a need to restrict access to financial information from shareholders that is available to the Directors?

A:	We are not proposing to restrict shareholder access to financial information. It is proposed to delete Section 3 of Article VI because it is an artifact and no longer applicable now that we are a publicly reported company. All our financial data are now available to any shareholder (or employee) through our SEC filings (10Q and 10K). These are accessible from the SEC website. In addition, the company will soon have a Governance web page that will include direct links to the 10Qs and 10Ks.

Q:	What might be the limiting guidelines regarding examination of books, minutes or records?

A:	Shareholders are free to examine the “books” of the corporation as that term is generally defined. The “books” generally include an audited financial statement [this is available in the 10Qs and 10K] and the list of shareholders. A shareholder should have a legitimate purpose for reviewing the list of shareholders but the relevant financial data is available to all including the public at large.

Q:	How does allowing the board to establish a binding stock price if a formal appraisal is unavailable benefit shareholders and manifest good corporate governance?

A:	Our stock is not publicly traded, which means that we have no open competition among bidders to establish stock valuation. Our normal method for determining stock value is through an appraisal process. Providing a means for the Board to set a price if it is not possible to secure an appraisal provides a safeguard for the shareholder that a value will be set.

Q:	Explain the circumstances when shareholders would be allowed to purchase/sell shares to other shareholders and when this would occur.

A:	All stock transactions take place during the company’s annual stock window. The first rights of redemption go to the corporation followed by the ESOP. Only if the corporation and the ESOP refuse or are unable to affect the redemption do shareholders have the right to trade shares with other shareholders.

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